EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-136350 of Complete Production Services, Inc. on Form S-8 of our report dated October 17, 2006 (which report included explanatory paragraphs regarding differences in the basis of accounting for the Successor and Predecessor and the Predecessor’s autonomy for period reported), relating to the consolidated financial statements of Pumpco Services, Inc. appearing in this Current Report on Form 8-K of Complete Production Services, Inc. dated January 19, 2007.
/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
January 19, 2007